Contact: Joseph F. Abely,
Chief Executive Officer
(781) 251-4119
\FOR IMMEDIATE RELEASE\

John Swanson
Swanson Communications, Inc.
(516) 671-8582

LOJACK CORP. REPORTS RECORD INCREASES IN REVENUE AND NET INCOME FOR

FOURTH QUARTER AND 2005; PROVIDES 2006 GUIDANCE

•	Revenue Increases 17% for the Fourth Quarter, 31% for the Year
•	Net Income Increases 62% for the Quarter, 77% for the Year
•	Earnings Per Share Increased to $0.96 for the Year Compared to $0.64 for 2004

Westwood, MA. February 21 --LoJack Corporation (NASDAQ NMS: “LOJN”) reported today that revenue for the fourth quarter ended December 31, 2005 increased 17% to $46,358,000, from $39,587,000 in the same period a year ago. For the year ended December 31, 2005, revenue increased 31% to $190,726,000 from $145,691,000 in the prior year.

Net income for the fourth quarter increased 62% to $5,017,000, or $0.25 per diluted share, from $3,106,000, or $0.18 per diluted share, for the same quarter a year ago. For the year ended December 31, 2005, net income increased 77% to $18,439,000 or $0.96 per diluted share, from $10,400,000, or $0.64 per diluted share, in the prior year.

Gross margin for the fourth quarter increased 15% to $24,067,000 compared to $20,886,000 in the same period last year, while gross margin as a percentage of revenue was 52% for the fourth quarter compared to 53% in the prior year. Fourth quarter gross margin was impacted by a higher mix of sales to high volume automotive dealers at a lower average selling price, an increase in installation technicians in anticipation of increased volume in 2006, severance payments relating to the closure of a call center, start up costs related to recently opened markets and various other one-time items. For the year ended December 31, 2005, gross margin increased 33% to $101,723,000 from $76,441,000 in 2004, and gross margin as a percentage of revenue was 53% compared to 52% in the prior year.

Operating income for the fourth quarter increased 26% to $6,387,000 compared to $5,054,000 for the same period a year ago, and operating income as a percentage of revenue was 14% compared to 13% in the prior year. For the year ended December 31, 2005, operating income increased 66% to $26,851,000, from $16,177,000 in the prior year, and operating income as a percentage of revenue was 14% compared to 11% in 2004.

The company’s effective tax rate in the fourth quarter was 22%, reflecting several favorable one-time tax events including a partial reversal of a tax accrual relating to state income tax and a cumulative change in the international effective tax rate. These are one time changes and should not be used to evaluate the company’s effective tax rate in the future.

Domestic unit volume grew 19% in the fourth quarter compared to the same period a year ago, while new vehicle sales decreased by 7% during this same period. Domestic revenue in the fourth quarter increased 13% to $30,487,000 from $27,058,000 in the prior year, reflecting increased penetration in targeted high volume automotive dealers and strong sales in all regions of the country.

International revenue in the fourth quarter grew 24% to $10,787,000 from $8,729,000 in the prior year, attributable to a 39% increase in unit volume. This growth was led by strong product sales in Latin America as well as increased royalties from several licensees.

Boomerang Tracking had revenue of $5,084,000 for the fourth quarter, down 10%, excluding the impact of foreign exchange, compared to the standalone revenue in the same period a year ago, which was in line with the company’s expectations.

In announcing the results, Joseph F. Abely, Chief Executive Officer, said, “Our continued growth in revenue, net income, and earnings per share for the fourth quarter, and for the year, exceeded our expectations. We are particularly pleased that this growth in the fourth quarter came despite a decline in new car sales of 7%. Our net income increased for the 13th straight quarter, despite several one-time adjustments during the quarter. This exceptional growth was the result of strong performance in our core domestic and international businesses.

“Our results reflect a strategic decision to focus on absolute margin dollars, rather than on margin as a percentage of revenue. We gained increased market share through lower margins and offset effects of this lower pricing by increased efficiency of installations. This strategy produced higher overall margins and profitability for the company and is a catalyst for future growth.

“For 2006, we estimate that revenue will grow by approximately 10% to 12%, net income will grow 12% - 14% and earnings per diluted share will grow by approximately 8% to 10%. These estimates include approximately $2.4 to $2.8 million ($0.09 to $0.11 per diluted share) of incremental non-cash stock-based compensation expense (the majority of which reflects the effect of new accounting rules which require us to expense grants of stock options), partially offset by anticipated changes in our effective tax rate. Excluding the incremental non-cash stock based compensation, our non-GAAP growth in earnings per diluted share would be in the range of 19% to 21%.

“Our growth estimates also reflect costs related to the build-out of the stolen vehicle recovery networks in Italy and China, and to developing tracking and recovery products which have nationwide application for markets such as cargo and hazardous materials.

“We are confident that LoJack will deliver this growth as we continue to increase our penetration in the domestic automotive, construction and motorcycle channels, develop new domestic markets, and increase penetration of global new vehicle sales through increased unit sales to our existing licensee network. We expect initial sales from our majority owned Italian operations and some improvements in our Canadian market to contribute to growth in 2006.”

About LoJack

LoJack Corporation, the premier worldwide marketer of wireless tracking and recovery systems for valuable mobile assets, is the undisputed leader in global stolen vehicle recovery. Its Stolen Vehicle Recovery System delivers a better than 90% success rate and has helped recover more than $3 billion in global stolen assets. The system is uniquely integrated into law enforcement agencies in the United States that use LoJack's in-vehicle tracking equipment to recover stolen assets, including cars, trucks, commercial vehicles, construction equipment and motorcycles. LoJack operates in 24 states and the District of Columbia, representing areas of the country with the greatest population density, and highest number of new vehicle sales and incidence of vehicle theft. In addition, LoJack technology is utilized by law enforcement and security organizations in more than 25 countries throughout Europe, Africa and Latin America. Boomerang Tracking, Inc., the dominant marketer of stolen vehicle recovery technology in Canada operates as a wholly owned subsidiary of LoJack Corporation.

To access the webcast of the company’s conference call to be held at 9:00 AM ET, Tuesday, February 21, 2006, log onto www.lojack.com (click “Investors,” click “Earnings Conference Call Webcast”). An archive of the webcast will be available through www.lojack.com until superseded by the next quarter’s earnings release and related webcast.

From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risks and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the company’s products and services; the effectiveness of the company’s marketing initiatives; the rate of growth in the industries of the company’s customers; the presence of competitors with greater technical, marketing, and financial resources; the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; the extent of the company’s use of third party installers and distributors; capacity and supply constraints or difficulties; the company’s ability to successfully expand its operations and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2004.

The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

# # #

LoJack Corporation

Condensed Income Statement Data

(Dollars in thousands except share and per share amounts)

	Three Months Ended December 31,
	2005	2004

Revenues	$46,358	$39,587
Gross margin	24,067	20,886
Product development	1,099	529
Sales & marketing	8,583	7,697
General and administrative	6,391	6,267
Depreciation and amortization	1,607	1,339
Operating income	6,387	5,054
Other income (expense)	(16)	43
Pre-tax income	6,371	5,097
Net income before minority interest	4,993	3,106
Minority interest	(24)	-
Net income	5,017	3,106

Diluted earnings per share	$0.25	$0.18
Weighted average diluted common
shares outstanding	19,915,009	17,744,072

	Twelve Months Ended December 31,
	2005	2004

Revenues	$190,726	$145,691
Gross margin	101,723	76,441
Product development	4,831	4,661
Sales & marketing	38,411	32,912
General and administrative	25,711	19,299
Depreciation and amortization	5,919	3,392
Operating income	26,851	16,177
Other income (expense)	645	875
Pre-tax income	27,496	17,052
Net income before minority interest	18,415	10,400
Minority interest	(24)	-
Net income	18,439	10,400

Diluted earnings per share	$0.96	$0.64
Weighted average diluted common
shares outstanding	19,189,525	16,281,720

LoJack Corporation

Condensed Balance Sheets

(Dollars in thousands)

	December 31, 2005	December 31, 2004
Assets

Current assets:
Cash and short term investments	$47,608	$21,437
Accounts receivable, net	33,430	29,687
Inventories	17,952	12,613
Deferred taxes and other assets	12,451	6,996

Total current assets	111,441	70,733

Property and equipment, net	18,105	15,600
Intangible assets – net	7,628	8,446
Goodwill	46,303	44,584
Deferred taxes and other assets	8,086	10,159

Total assets	$191,563	$149,522

Liabilities and stockholders’ equity

Current liabilities:
Current portion of long-term debt,
capital leases obligations, and
short-term borrowings	$5,274	$4,241
Accounts payable	9,231	8,040
Accrued and other liabilities	4,350	6,431
Deferred revenue	18,856	15,856
Deferred taxes	-	110
Accrued compensation	6,390	5,495

Total current liabilities	44,101	40,173

Deferred revenue	25,733	21,343

Deferred income taxes	2,503	3,115

Long-term debt, capital
lease obligations, and
accrued expenses	14,970	20,941

Total liabilities	87,307	85,572

Minority interest	278	-

Stockholders’ equity	103,978	63,950

Total liabilities and
Stockholders’ equity	$191,563	$149,522

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About LoJack Corporation,” click “Investor Relations,” click “Quarterly Financial Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (516) 671-8582.